EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 5, 2026, with respect to the financial statements of Closed-End Strategy: Covered Call Income Portfolio 2026-1, Closed-End Strategy: Master Municipal Income Portfolio- National Series 2026-1, Closed-End Strategy: Value Equity and Income Portfolio 2026-1, Closed-End Strategy: Master Income Portfolio 2026-1 and Closed-End Strategy: Senior Loan and Limited Duration Portfolio 2026-1 (included in Invesco Unit Trusts, Series 2457) as of January 5, 2026 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-291354) and related Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
January 5, 2026